STATE OF NEW YORK
DEPARTMENT OF STATE

I hereby certify that the annexed copy for ANTIAGING QUANTUM LIVING INC., File Number 230615001441 has been compared with the original document in the custody of the Secretary of State and that the same is true copy of said original.

WITNESS my hand and official seal of the Department of State, at the City of Albany, on June 15, 2023.

Brendan C. Hughes

Brendan C. Hughes
Executive Deputy Secretary of State

New York State
Department of State
DIVISION OF CORPORATIONS, STATE RECORDS AND UNIFORM COMMERCIAL CODE
One Commerce Plaza
99 Washington Ave.
Albany, NY 12231-0001
www.dos.ny.gov

CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF

ACHISON INC

(Insert the Current Name of Domestic Corporation)

Under Section 805 of the Business Corporation Law

FIRST: The current name of the corporation is:

ACHISON INC.

If the name of the corporation has been previously changed, the name under which it was originally formed is:

_______________.

SECOND: The date of filing of the certificate of incorporation with the Department of State is:

12/29/2014.

THIRD: The amendment effected by this certificate of amendment is as follows:

The subject matter and full text of each amended paragraph must be stated.

FOR EXAMPLE, a certificate of amendment changing the name of the corporation would read as follows:

Paragraph FIRST of the Certificate of Incorporation relating to the name of the corporation is amended to read in its entirety as follows:

FIRST: The name of the corporation is (….new name….).

Paragraph 1 of the Certificate of Incorporation relating to

The Name of the Corporation

is amended to read in its entirety as follows:

First: The Name of the Corporation is AntiAging Quantum Living Inc.

_______________.

Filed with the NYS Department of State on 06/14/2023
Filing Number: 230615001441 DOS ID: 4685866